UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  DC    20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017

SOUTHWEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

608 South Main Street, Stillwater, Oklahoma	74074
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 742-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Southwest Bancorp, Inc. Executive Leadership Team Incentive Plan 2017

On February 21, 2017, the Compensation Committee of the Board of Directors (the “Board”) of Southwest Bancorp, Inc. (the “Company”) recommended, and the Board approved, an amendment to the Company’s Executive Leadership Team Incentive Plan (as amended, the “Incentive Plan”) and considered and approved the cash incentive opportunities for the Incentive Plan.

No awards are payable under the Incentive Plan unless the Company meets a minimum core net income performance level set by the Compensation Committee of the Board each year. In addition, no awards are made with respect to any Company-wide performance criteria unless a minimum credit quality metric established annually by the Compensation Committee of the Board is also met.

Award amounts payable to Incentive Plan participants achieving performance objectives will be calculated as a proportion of threshold, target, and maximum award levels.  Each Incentive Plan participant will earn a payout percentage that is multiplied by his/her eligible salary level to create the actual incentive award amount.  For 2017, threshold payout percentage is 0%, the target payout percentage is 50%, and maximum payout percentage is 100%.  The performance objectives are weighted such that a certain percentage of the total potential award is payable for meeting each specific performance criteria.  For 2017, each Incentive Plan participant’s awards are weighed such that 80% of the total potential award is tied to Company-wide performance objectives and 20% of the total potential award is tied to individual performance objectives.    Of the 80% of the total potential awards tied to Company-wide performance objectives, (i) 70% is attributable to new performance objectives based on the Asset Quality and Regulatory Capital conditions to closing contained in Sections 8.2(e) and 8.2(g) of the Agreement and Plan of Merger by and between Simmons First National Corporation and the Company,  and (ii) 10% is attributable to net income and efficiency ratio.

The Company will pay the earned incentive award in cash on or before March 15 of the year following the Incentive Plan year and is contingent only upon the Incentive Plan participant’s continued employment with the Company through the date of payment; provided, however, that if an Incentive Plan participant’s equity holdings in the Company falls below the minimum ownership level, the bonus will be settled in stock and the participant will be restricted from transferring shares of Company common stock awarded under the Incentive Plan until the minimum ownership level is attained.

In the event of a change of control (as defined below), a pro rata portion of the bonus that would have otherwise been payable in an Incentive Plan year shall be paid to the Incentive Plan participants on the effective date of the change of control.  In determining the amount of bonus that would have otherwise been payable upon a change of control, it will be assumed that the plan triggers have been satisfied and the performance goals have been achieved at maximum levels. For purposes of the Incentive Plan “change of control” is defined as:

(a) the date any entity or person, including a group as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934, (“Person”) shall become the beneficial owner of, or shall have obtained voting control over, thirty percent (30%) or more of either (i) the outstanding common shares of either the Company or Bank SNB or (ii) the combined voting power of the then outstanding voting securities of the Company or Bank SNB entitled to vote in the election of directors;

(b) the consummation of a plan of reorganization, merger or consolidation involving the Company or Bank SNB or the sale of all or substantially all of the assets or deposits of the Company or Bank SNB, except for a reorganization, merger, consolidation or sale where (A) the stockholders of the Company or Bank SNB immediately before such reorganization, merger, consolidation or sale own directly or indirectly at least 60% of the combined voting power of the outstanding voting securities of the Company, Bank SNB or other entity resulting from such reorganization, merger or consolidation or purchasing the assets or deposits (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of the Company  immediately before such reorganization, merger, consolidation or sale, (B) no Person beneficially owns, or has voting control over, thirty percent (30%) or more of either (i) the then outstanding shares of common stock of the Surviving Company, or (ii) the combined voting power of the then outstanding voting securities of the Surviving Company entitled to vote in the election of directors, and (C) the members of the Board immediately before the execution of the agreement providing for such reorganization, merger, consolidation or sale constitute at least half of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company;  or

(c) the date there shall have been change in a majority of the Board of either the Company or Bank SNB within a 12-month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of directors then still in office who were in office at the beginning of the 12-month period.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 27, 2017

SOUTHWEST BANCORP, INC. By: /s/ Mark W. Funke Name: Mark W. Funke Title: President and CEO